    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 22, 1999

                                                     REGISTRATION NO. 333-47053
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                AMENDMENT NO. 2

                                      TO


                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------
                           OAKWOOD HOMES CORPORATION
            (Exact Name of Registrant as Specified in its Charter)


              NORTH CAROLINA                     56-0985879
       (State or Other Jurisdiction           (I.R.S. Employer
            of Incorporation)               Identification No.)

                               7800 MCCLOUD ROAD
                          GREENSBORO, N.C. 27425-7081
                                (336) 664-2400
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                                ---------------
                               MYLES E. STANDISH

   EXECUTIVE VICE PRESIDENT, CHIEF ADMINISTRATIVE OFFICER AND GENERAL COUNSEL
                           OAKWOOD HOMES CORPORATION
                               7800 MCCLOUD ROAD
                            GREENSBORO, N.C. 27425
                                (336) 664-2400
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                                ---------------
                 PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:


                  SEAN M. JONES                           B. ANDREW PICKENS, JR.
    KENNEDY COVINGTON LOBDELL & HICKMAN, L.L.P.      MCGUIRE, WOODS, BATTLE & BOOTHE, LLP
          100 NORTH TRYON STREET, 42ND FLOOR        100 NORTH TRYON STREET, SUITE 2900
                CHARLOTTE, N.C. 28202-4006                 CHARLOTTE, N.C. 28202
                   704/331-7400                                704/373-8999


                                ---------------
       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  From time to time after the effective date of this Registration Statement.
                                ---------------
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ---------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ---------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]
                                ---------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE
MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITITES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 22, 1999
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
PROSPECTUS SUPPLEMENT
FEBRUARY , 1999
(TO PROSPECTUS DATED FEBRUARY , 1999)

                          [OAKWOOD LOGO APPEARS HERE]

                           OAKWOOD HOMES CORPORATION

                                     $

                              % SENIOR NOTES DUE
--------------------------------------------------------------------------------

THE COMPANY:


o We design, manufacture and market manufactured and modular homes, serving retail customers and wholesale dealers throughout the United States. We combine manufacturing, retail sales and financing of manufactured homes.

o Oakwood Homes Corporation
  7800 McCloud Road
  Greensboro, North Carolina 27409-9634
  (336) 664-2400

THE OFFERING:

o We intend to use the net proceeds from the offering to repay outstanding indebtedness.

o Closing: February , 1999

PROPOSED TRADING FORMAT:

o The Notes will not be listed on any securities exchange or included in any automated quotation system.

THE NOTES:

o Maturity:

o Interest Payments: Semi-annually in cash in arrears on        and        ,
  commencing on      , 1999.

o Redemption: We can redeem some or all of the Notes at our option on at least 30 days' notice at the redemption prices described on page S-15.

o Mandatory Offer to Repurchase: If we experience certain types of change in control, holders of Notes have the option to require us to repurchase some or all of their Notes.

o Ranking of Notes: The Notes rank equally with all of our other unsecured and unsubordinated indebtedness.
  ----------------------------------------------------------------------------



                                 PER NOTE     TOTAL
                                ----------   ------
     Public offering price:            %     $
     Underwriting fees:                %     $
     Proceeds to the Company:          %     $



--------------------------------------------------------------------------------
BEFORE MAKING ANY INVESTMENT IN OUR COMPANY, YOU SHOULD CONSIDER CAREFULLY
              CERTAIN RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS"
                         SECTION BEGINNING ON PAGE S-8.
--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the related base prospectus. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------
NATIONSBANC MONTGOMERY SECURITIES LLC
                       FIRST UNION CAPITAL MARKETS CORP.
                                                             MERRILL LYNCH & CO.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT





                                                PAGE
                                                ----
Where You Can Find More Information ..........  S-2
Forward-Looking Statements ...................  S-3
Summary ......................................  S-4
Risk Factors .................................  S-8
Use of Proceeds ..............................  S-11
Capitalization ...............................  S-11
Description of Notes .........................  S-12
Underwriting .................................  S-19
Legal Matters ................................  S-20
Experts ......................................  S-20

                 PROSPECTUS
Available Information ........................    2
Documents Incorporated By Reference ..........    2
The Company ..................................    3
Ratio of Earnings To Fixed Charges ...........    3
Use of Proceeds ..............................    3
Description of Debt Securities ...............    3
Plan of Distribution .........................   10
Legal Matters ................................   12
Experts ......................................   12



                                ---------------
     This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the Notes we are offering and certain other matters relating to us and our business. The second part, the base prospectus, gives more general information, some of which does not apply to the Notes we are offering. Generally, when we refer to the prospectus, we are referring to both parts combined. If the description of your Notes varies between the prospectus supplement and the accompanying base prospectus, you should rely on the information in the prospectus supplement.
                                ---------------
     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the base prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the base prospectus, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.


                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. These filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document filed by Oakwood with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. The SEC's public reference room in Washington, D.C. is located at 450 Fifth Street, N.W., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges. Oakwood's common stock is listed on the New York Stock Exchange. You can obtain information about Oakwood from the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

     This prospectus supplement "incorporates by reference" information filed or to be filed by Oakwood with the SEC. The information incorporated by reference is an important part of the prospectus. The following documents that have been filed with the SEC, as well as all other documents filed by Oakwood with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus supplement and prior to the closing of this offering, are incorporated by reference into the prospectus:

     o Oakwood's Annual Report on Form 10-K for the fiscal year ended September 30, 1998;

     o Oakwood's Current Report on Form 8-K dated October 13, 1998; and

     o Oakwood's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1998.

     All documents incorporated by reference are available from Oakwood without charge. You may obtain these documents free of charge by making a request to Oakwood by telephone at (336) 664-2400 or in writing at the following address:

                           Oakwood Homes Corporation
                                P.O. Box 27081
                     Greensboro, North Carolina 27425-7081
                                Attn: Secretary


                          FORWARD-LOOKING STATEMENTS

     This prospectus supplement and the accompanying base prospectus contain or incorporate by reference forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about Oakwood, including, among other things, those described in the "Risk Factors" section of this prospectus supplement. We caution you that forward-looking statements are necessarily estimates that reflect the best current judgment of our senior management. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. We recommend that you consider these forward-looking statements in light of various important factors, including those set forth in this prospectus supplement (see "Risk Factors") and other factors set forth from time to time in the information that we file with the SEC. To identify forward-looking statements, you should look for words such as "estimate," "project," "intend," "expect" or "believe." These forward-looking statements are found at various places throughout this prospectus supplement, the base prospectus and the documents incorporated by reference herein. You are cautioned not to rely to a great extent on these forward-looking statements, which speak only as of the date of such documents.

     We do not undertake to update these forward-looking statements to reflect actual results, changes and assumptions or other factors that could affect these statements. In addition, we may from time to time make additional or revised forward-looking statements about us or our business or about the matters described or incorporated by reference in this document.

                                    SUMMARY

     IN THIS PROSPECTUS SUPPLEMENT, THE WORDS "COMPANY," "OAKWOOD," "WE," "OUR" AND "US" REFER TO OAKWOOD HOMES CORPORATION, A NORTH CAROLINA CORPORATION, AND ITS SUBSIDIARIES AND PREDECESSORS, UNLESS THE CONTEXT OTHERWISE REQUIRES. THE FOLLOWING SUMMARY CONTAINS BASIC INFORMATION ABOUT THIS OFFERING. IT MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. THE "DESCRIPTION OF NOTES" SECTION OF THIS PROSPECTUS SUPPLEMENT CONTAINS MORE DETAILED INFORMATION REGARDING THE TERMS AND CONDITIONS OF THE NOTES.


                                  THE COMPANY

     We design, manufacture and market manufactured and modular homes, serving retail customers and wholesale dealers throughout the United States. We operate 32 manufacturing plants across the United States. We sell manufactured homes primarily through 362 company-owned sales centers and over 100 exclusive retailers and key dealers. We operate our sales centers under the names Oakwood(R) Mobile Homes, Freedom Homes(R), Victory Homes, Schult(R) Homes and Golden West Homes(R). During fiscal 1998, approximately 96% of our retail sales of new homes were homes that we manufactured. We believe that our company is the largest retailer and the third largest manufacturer of manufactured homes in the United States. Through our captive reinsurance subsidiary, we also reinsure risks with respect to homeowners insurance, credit life insurance and other insurance policies written for customers in connection with our retail sales activities.

     We combine manufacturing, retail sales and financing of manufactured homes. We believe that the extent of our integration provides us with a competitive advantage over many others in the industry. Our ability to control the design, manufacture and distribution of our homes enables us to plan our inventory requirements, control the quality and servicing of our products and respond promptly to changes in the retail market. Additionally, our ability to finance our sales allows us to make credit decisions promptly and minimize the inconvenience to the customer of obtaining credit.

     We provide financing for a majority of the homes we sell through loans that we originate. During fiscal 1998, approximately 87% of our retail unit sales were financed by installment sale contracts or loans that we originated. We have historically obtained funds to finance loans primarily through sales of real estate mortgage investment conduit ("REMIC") trust certificates to institutional investors. We also use short-term credit facilities and internally-generated funds to support loans until a pool of loans is accumulated to provide for permanent financing. Internal financing of loans has allowed us to broaden our sources of financing by obtaining funds secured by loans directly from institutional investors and from the public markets. Our ability to continue to finance loans is dependent upon the continued availability of adequate sources of capital.

     Our company was founded in 1946 and our principal executive offices are located at 7800 McCloud Road, Greensboro, North Carolina 27409-9634. Our telephone number at this location is (336) 664-2400.

                                 THE OFFERING

Issuer..........................   Oakwood Homes Corporation.

Securities Offered..............   $   million principal amount of   % Senior
                                   Notes due .

Maturity........................   The Notes will mature .

Interest Rate...................   The Notes will bear interest at the rate of
                                     % per annum.

Interest Payment Dates..........   We will pay interest on the Notes
                                   semi-annually on and beginning , 1999.

Optional Redemption.............   We may redeem all or part of the Notes, on
                                   at least 30 days' notice, at the redemption prices described herein, plus any accrued and unpaid interest to the date fixed for redemption.

Change in Control...............   If a change in control were to occur, each
                                   holder of Notes would have the option to require us to repurchase such Notes, in whole or in part, at a price equal to 101.0% of the principal amount of those Notes, plus any accrued and unpaid interest.

Ranking.........................   The Notes will be unsecured senior debt
                                   securities of ours. As of December 31, 1998 and giving effect to this offering (assuming an offering of $300.0 million of Notes), we would have had outstanding approximately
                                   $623.3 million aggregate principal amount of indebtedness, $289.9 million of which would have been secured. Additionally, we have pledged the stock of Tarheel Insurance
                                   Company, Ltd. to support our $175.0 million revolving credit facility. None of that indebtedness would have been senior to the Notes and the Notes would not have been senior to that indebtedness. The Notes, however, effectively will be subordinated to secured indebtedness of ours with respect to the assets pledged as collateral for that indebtedness. The Notes will rank equally in right of payment with all unsecured and unsubordinated indebtedness of ours.

Certain Covenants...............   The Indenture governing the Notes will
                                   contain covenants that will, among other things, limit our ability to:

                                   o incur secured indebtedness;

                                   o permit our subsidiaries to incur
                                     indebtedness;

                                   o engage in certain sale-leaseback
                                     transactions; and

                                   o enter into certain mergers or
                                     consolidations or dispose of stock or
                                     certain assets.

Use of Proceeds.................   The net proceeds of this offering will be
                                   used to repay outstanding indebtedness.

Risk Factors....................   See "Risk Factors" on page S-8 for a
                                   discussion of certain factors you should consider carefully before deciding whether to invest in the Notes.

                            SUMMARY FINANCIAL DATA

     We derived the summary financial data presented below for each of the five fiscal years in the period ended September 30, 1998 from our audited consolidated financial statements. We derived the summary financial data for the three month periods ended December 31, 1997 and 1998 from our unaudited consolidated financial statements, which in management's opinion include all normal, recurring adjustments necessary for a fair statement of the information for the periods presented. Results of operations for a three month period are not necessarily indicative of results of operations for a full year.

     You should read the financial data presented below in conjunction with the consolidated financial statements, the related notes and other financial information contained in our Annual Report on Form 10-K for the year ended September 30, 1998 and our Quarterly Report on Form 10-Q for the quarter ended December 31, 1998, which are incorporated in this prospectus summary by reference. See "Where You Can Find More Information."





                                                       FISCAL YEAR ENDED SEPTEMBER 30,
                                   ------------------------------------------------------------------------
                                        1994          1995          1996          1997          1998(1)
                                   ------------- ------------- ------------- -------------- ---------------
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
STATEMENT OF INCOME DATA(2):
Net sales ........................   $ 595,127     $ 741,521     $ 862,079    $    952,704    $ 1,404,432
Total revenues ...................     664,610       821,412       973,922       1,070,051      1,482,553
Net income .......................      35,655        45,318        68,255          81,913         55,353
Earnings per common share:
 Basic ...........................          .82          1.03          1.53            1.79           1.20
 Diluted .........................          .78           .99          1.47            1.75           1.17
Ratio of earnings to fixed
 charges(3) ......................         3.07          3.51          4.97            5.77           3.39
Pro forma ratio of earnings to
 fixed charges(4) ................          --            --            --              --            2.68



                                       THREE MONTHS ENDED
                                          DECEMBER 31,
                                   ---------------------------
                                        1997          1998
                                   ------------- -------------
                                    (IN THOUSANDS, EXCEPT PER
                                          SHARE DATA AND
                                             RATIOS)
STATEMENT OF INCOME DATA(2):
Net sales ........................   $ 221,893     $ 359,814
Total revenues ...................     254,663       389,384
Net income .......................      17,802        11,459
Earnings per common share:
 Basic ...........................          .39           .25
 Diluted .........................          .38           .24
Ratio of earnings to fixed
 charges(3) ......................         4.77          2.80
Pro forma ratio of earnings to
 fixed charges(4) ................          --           2.42




                                                                                                        AS OF
                                                   AS OF SEPTEMBER 30,                            DECEMBER 31, 1998
                              ------------------------------------------------------------- -----------------------------
                                  1994        1995        1996        1997         1998         ACTUAL     AS ADJUSTED(5)
                              ----------- ----------- ----------- ----------- ------------- ------------- ---------------
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Total assets ................  $590,397    $782,640    $841,977    $904,506    $1,283,376    $1,455,889      $1,458,308
Short-term borrowings .......    25,000     154,400     145,506     175,800       375,023       551,505         253,924
Notes and bonds payable .....   207,990     198,812     134,379      78,815        61,875        69,367         369,367
Shareholders' equity ........   276,330     318,408     391,974     483,882       547,675       561,854         561,854



---------
(1) Includes special charges of approximately $51.3 million (or $.67 per share after tax) primarily relating to residual interests retained in certain REMIC securitizations.

(2) On April 1, 1998, we acquired Schult Homes Corporation in a transaction accounted for as a purchase. Prior to its acquisition, Schult Homes Corporation was the eighth largest manufacturer of manufactured homes in the United States. On June 30,1995, we acquired Destiny Industries, Inc. and on September 30, 1994, we acquired Golden West Homes. Both of these acquisitions were accounted for as "pooling of interests," and, accordingly, the table set forth above reflects the combined results of operations and financial position of the Company, Destiny Industries, Inc. and Golden West Homes for all periods presented.

(3) In calculating the ratio of earnings to fixed charges, earnings consist of earnings before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense (which includes amortization of deferred financing costs), whether expensed or capitalized, and that portion of rental expense estimated to be attributed to interest.

(4) The pro forma ratio of earnings to fixed charges for the fiscal year ended September 30, 1998 and the three months ended December 31, 1998 sets forth our ratio of earnings to fixed charges on a pro forma basis assuming an offering of $300.0 million of Notes had been completed as of the beginning of each period, and that the estimated net proceeds thereof of approximately $297.6 million had been used to repay our $100.0 million term loan from NationsBank, N.A. and the balance had been used to repay borrowings outstanding under short-term credit facilities as described under "Use of Proceeds." The pro forma reduction in interest expense relating to the repayment of the $100.0 million of indebtedness to NationsBank, N.A. has been reflected only from April 1, 1998, the date on which we incurred such indebtedness in connection with the acquisition of Schult Homes Corporation. The pro forma increase in interest expense to reflect interest on the Notes reflects an assumed interest rate of 8% and an assumed amortization period of costs of the offering of ten years.

(5) Assumes an offering of $300.0 million of Notes.

                                 RISK FACTORS

     You should carefully read this entire prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein before investing in the Notes. A number of factors may adversely impact your investment in the Notes, including, without limitation, the following:


OUR INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.

     We currently have a significant amount of indebtedness. At December 31, 1998, after giving effect to this offering, our total consolidated indebtedness would have been approximately $623.3 million. See "Capitalization."

     Our indebtedness could have important consequences for the holders of the Notes, including:

     o limiting our ability to satisfy our obligations with respect to the Notes;

     o increasing our vulnerability to general adverse economic and industry conditions;

     o limiting our ability to obtain additional financing to fund our future retail financing activities as well as our working capital, capital expenditure and other general corporate requirements;

     o requiring a substantial portion of our cash flow from operations for the payment of principal of, and interest on, our indebtedness and reducing our ability to use our cash flow to fund our retail financing activities as well as our working capital, capital expenditure and other general corporate requirements;

     o limiting our flexibility in planning for or reacting to changes in our business and industry; and

     o placing us at a disadvantage compared to our competitors with less indebtedness.


SERVICING OUR INDEBTEDNESS WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     Our ability to make payments on our indebtedness, including the Notes, and to fund our capital needs will depend on our ability to generate cash in the future. Based on our current level of operations, we believe our securitization and other financing activities together with cash flow from operations will be adequate to meet our liquidity needs for the foreseeable future. We cannot assure you, however, that we will be able to consummate any such securitizations or financings or that our business will generate sufficient cash flow from operations so that we will be able to pay our indebtedness, including the Notes, or meet our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the Notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness either on commercially reasonable terms or at all.


OUR RETAIL FINANCING ACTIVITIES REQUIRE SUBSTANTIAL AMOUNTS OF CAPITAL AND WE ARE DEPENDENT UPON OUR ABILITY TO SECURITIZE LOANS THAT WE ORIGINATE

     Retail financing of sales of the manufactured homes that we manufacture is an integral part of our vertical integration strategy. This financing requires substantial amounts of capital. We have successfully financed these consumer lending activities in the past by securitizing the loans that we originate, primarily using REMICs. Since 1994, we generally have sold to investors securities having a principal balance approximately equal to the principal balance of the loans securitized and, accordingly, we have not been required to fund our consumer finance business outside of the asset-backed securities market. Late in 1998, however, global economic conditions significantly reduced the liquidity in the asset-backed securities market and the credit spreads over treasury securities demanded by the purchasers of our asset-backed securities rose significantly. Additionally, demand for the most deeply subordinated asset-backed securities we offer for sale has significantly decreased and, as a result, we have retained more of these deeply subordinated securities in our recent securitizations than we have in previous securitizations. These widening credit spreads adversely affect our permanent funding costs and could adversely affect our profitability if we are unable to increase the interest rates we charge customers to compensate for these higher costs. Moreover, decreased demand for asset-backed securities could require us either to seek alternative, less attractive sources of financing for the loans originated by our consumer finance business or to curtail our retail financing activities.

   Several other factors affect our ability to securitize our loans, including:

     o conditions in the securities markets, in general;

     o the credit quality of our loans; and

     o compliance of our loans with the eligibility requirements established by the securitization documents for the loans and the absence of any downgrading or withdrawal of ratings given to securities issued in our previous securitizations.

Adverse changes in any of these factors could impair our ability to originate and sell loans on a favorable or timely basis. Our inability to sell or securitize loans or otherwise finance our retail financing activities could materially and adversely affect our financial performance and growth prospects.



WE RETAIN RESIDUAL INTERESTS IN CONNECTION WITH OUR REMIC SECURITIZATIONS. IF WE ARE REQUIRED TO RECOGNIZE SPECIAL CHARGES TO REDUCE THE CARRYING VALUE OF THESE RESIDUAL INTERESTS, OUR EARNINGS COULD BE MATERIALLY AND ADVERSELY IMPACTED.

     In connection with our REMIC securitizations, we retain a residual interest in the trusts that are formed to acquire the loans and issue the asset-backed securities. Our ownership of this residual interest entitles us to all of the cash proceeds from the securitized loans after the bondholders and the servicers have been paid. Accounting rules require that we estimate the fair value of these retained residual interests based, in part, upon default and prepayment assumptions that we believe market participants would use for similar instruments. The actual rates of voluntary prepayments and the amount and timing of credit losses affect our yield on retained REMIC residual interests and the fair value of such interests in periods subsequent to the securitization. The actual rates of voluntary prepayments and credit losses typically vary over the life of each transaction and from transaction to transaction. If, over time, our actual experience is more favorable than that assumed, our yield on the retained residual interests will be enhanced. However, if over time our actual experience is less favorable than that assumed, our yield on these retained interests will be reduced or impairment may result.

     During 1998, we experienced increases in the rates of voluntary prepayments of, and credit losses with respect to, loans in a number of our securitized loan pools. These higher rates of voluntary prepayments and credit losses adversely affected our ability to recover the carrying value of our residual interests in these securitizations. As a result, we recognized special charges of approximately $51.3 million primarily related to reducing the carrying value of retained residual interests in these securitizations. We cannot assure you that we will not be required to recognize additional material charges in the future. If this happens, our earnings could be materially and adversely impacted.


WE COULD BE ADVERSELY IMPACTED BY GOVERNMENTAL REGULATION

     Our business is subject to numerous federal and state consumer protection and other laws and regulations that are subject to change. These laws relate to, among other things, virtually all aspects of our consumer finance and insurance businesses as well as numerous aspects of our manufacturing and retail operations. Any of the following could have a material and adverse impact on our business and financial condition:

     o an adverse change in or interpretation of existing laws or regulations;

     o the promulgation of new laws or regulations; or

     o our failure to comply with any of these laws or regulations.

     Our insurance activities in the United States are subject to state-by-state regulation that is primarily intended to protect policyholders. No assurance can be given that we will be able to maintain licenses that are required or to procure additional licenses as necessary in the future.

     Tarheel Insurance Company, Ltd., our captive reinsurance subsidiary ("Tarheel"), reinsures risks on property and casualty and credit life insurance policies and extended service contracts written by an unrelated insurance company in connection with sales of our products. Tarheel is subject to regulation and supervision in Bermuda and is required, among other things, to maintain minimum solvency and liquidity standards and to comply with auditing and reporting requirements. The insurance laws of each state of the United States regulate the sale of insurance and reinsurance within that jurisdiction by foreign insurance companies such as Tarheel that are not authorized or admitted to do business in that jurisdiction. In addition, Tarheel is required to make certain security arrangements for United States insurance companies to receive "credit for reinsurance" on risks assumed by it. There can be no assurance that Tarheel will be able to meet, or to continue to meet, these requirements.

WE COULD BE ADVERSELY IMPACTED BY LITIGATION

     Participants in our industry (including us) are frequently named as defendants in litigation involving alleged violations of federal and state consumer protection or other similar laws and regulations. A judgment against us in connection with any litigation could have a material adverse effect on our financial condition and results of operations. In addition, if it were determined that we failed to comply with applicable laws, our financial condition and results of operations could be adversely impacted. Finally, an adverse judgment against a competitor relating to a standard business practice in the manufactured housing industry or the consumer finance or insurance business could have an adverse effect on both us and our industry. There can be no assurances that any such litigation will not have a material adverse effect on us or our operations in the future.

     In November 1998, we, along with certain of our present and former officers and directors, were named as defendants in lawsuits filed on behalf of purchasers of our common stock for various periods between April 11, 1997 and July 21, 1998. These complaints, which seek class action certification, allege violations of federal securities laws based on alleged false and misleading financial statements, reports filed by us and other representations made by us during this period. While we intend to defend these lawsuits vigorously, there can be no assurances that we will be successful in doing so or that they or any associated regulatory actions will not have a material adverse effect on us.


OUR BERMUDA CAPTIVE REINSURANCE SUBSIDIARY COULD EXPERIENCE SIGNIFICANT LOSSES

     Tarheel, our captive reinsurance subsidiary, establishes loss reserves when insured events occur for the ultimate settlement costs of all losses and loss expenses incurred in connection with reinsurance written by it. Under GAAP, Tarheel is not permitted to establish loss reserves until an insured event occurs. As a result, only loss reserves applicable to insured events up to the reporting date may be set aside, with no allowance for the provision of a contingency reserve to account for future losses.

     To protect against the adverse consequences of the accumulation of losses from catastrophic occurrences, Tarheel purchases reinsurance under which other reinsurers agree to pay all claims and related expenses for certain specified amounts, subject to an aggregate maximum amount. If a reinsurer is unable to meet any of its obligations to Tarheel under the reinsurance agreements, Tarheel will be responsible for the payment of all claims and claim settlement expenses ceded to the reinsurer by Tarheel. Any such failure by a reinsurer, the inability to obtain reinsurance, or any claims in excess of the maximum aggregate amount of reinsurance coverage could have a material adverse effect on us.



OUR BUSINESS IS EXTREMELY COMPETITIVE AND WE COULD LOSE BUSINESS TO OUR COMPETITORS

     The manufactured housing industry is highly competitive with particular emphasis on price, financing terms and features offered. There are many retail dealers and financing sources in most locations where we have retail and financing operations. Several of these financing sources are larger than we are and have significantly greater access to capital. There are numerous companies producing manufactured homes in our market area, many of which are in direct competition with us. Certain of these manufacturers, which sell the majority of their homes through independent dealers, are larger than we are and have greater financial resources. A number of our manufacturing competitors are establishing their own retail distribution systems. To the extent these competitors successfully enter the retail market, we could face increased competition at that level. There can be no assurance that any of this competition will not have a material adverse effect on us.


ALTHOUGH THESE NOTES ARE REFERRED TO AS "SENIOR NOTES," THEY EFFECTIVELY WILL BE SUBORDINATED TO OUR SECURED INDEBTEDNESS.

     The Notes are unsecured and therefore effectively will be subordinated to any secured indebtedness we may incur to the extent of the value of the assets securing such indebtedness. In the event of a bankruptcy or similar proceeding involving us, our assets that serve as collateral will be available to satisfy the obligations under any secured indebtedness before any payments are made on the Notes. In addition, our subsidiaries will not guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, creditors of our subsidiaries will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us, except to the extent we may also have a claim as a creditor. Assuming this offering had been completed on December 31, 1998, the Notes effectively would have been subordinated to approximately $289.9 million of secured indebtedness (which would have included $163.2 million in outstanding indebtedness under our $325.0 million revolving warehouse financing facility) and $211.8 million of indebtedness of subsidiaries of Oakwood Homes Corporation (all of which was secured indebtedness).

YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NOTES.

     Prior to this offering, there was no public market for the Notes. The Notes will not be listed on any securities exchange or included in any automated quotation system. We have been informed by the underwriters that they intend to make a market in the Notes after this offering is completed. However, the underwriters are not obligated to do so and may cease their market-making at any time without notice. In addition, the liquidity of the trading in the Notes, and the market price quoted for the Notes, may be adversely affected by changes in the overall market for these types of securities and by changes in our financial performance, in the market for our asset-backed securities or in the prospects for our company or for companies in our industry generally. As a result, you cannot be sure that a trading market will develop for the Notes.


                                USE OF PROCEEDS

     We estimate our net proceeds from the sale of the Notes will be approximately $297.6 million after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use the proceeds from this offering as follows:

   o $100.0 million to repay a term loan from NationsBank, N.A. made on April 1, 1998 to finance the acquisition of Schult Homes Corporation, a producer of manufactured and modular housing. This term loan bears interest at LIBOR plus 1% (6.56% at December 31, 1998) and matures on March 30, 1999.

   o To repay borrowings under our $175.0 million revolving credit facility (the "Revolving Credit Facility") with First Union National Bank, as agent. At December 31, 1998, $140.0 million was outstanding under the Revolving Credit Facility. NationsBank, N.A. and First Union National Bank are both lenders under the Revolving Credit Facility, which matures on November 7, 1999. Borrowings under the Revolving Credit Facility currently bear interest at LIBOR plus .5%. The weighted average interest rate with respect to borrowings under this facility was 6.07% at December 31, 1998.

   o All remaining amounts will be used to repay borrowings under our $325.0 million revolving warehouse financing facility (the "Warehouse Facility") with a multi-seller conduit commercial paper issuer sponsored by NationsBank, N.A. At December 31, 1998, $220.8 million was outstanding under this facility and the weighted average interest rate with respect to borrowings thereunder was 6.32%. The Warehouse Facility terminates March 25, 1999.

     Borrowings under both the Revolving Credit Facility and the Warehouse Facility during the past twelve months were used to fund our consumer finance activities and general working capital requirements. We are permitted under the terms of these facilities to subsequently reborrow amounts repaid.


                                CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 1998 on a historical basis and as adjusted to give effect to the assumed amount for this offering of $300.0 million and the application of the estimated net proceeds as described under "Use of Proceeds." You should read this table in conjunction with our summary financial data presented elsewhere in this prospectus supplement along with our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement.






                                     AS OF DECEMBER 31, 1998
                                    -------------------------
                                       ACTUAL     AS ADJUSTED
                                    ------------ ------------
                                           (UNAUDITED)
                                     (DOLLARS IN THOUSANDS)
Cash and cash equivalents .........  $   29,287   $   29,287
                                     ==========   ==========
Short-term borrowings .............  $  551,505   $  253,924
Notes and bonds payable ...........      69,367      369,367
Shareholders' equity ..............     561,854      561,854
                                     ----------   ----------
 Total capitalization .............  $1,182,726   $1,185,145
                                     ==========   ==========

                             DESCRIPTION OF NOTES

     The following description of the particular terms of the Notes offered hereby supplements and, to the extent inconsistent therewith, supersedes the description of the general terms of the debt securities, of which the Notes are a part, set forth under the heading "Description of Debt Securities" in the accompanying base prospectus, which should be read in conjunction with this prospectus supplement. Because this is a summary, it does not contain all the information that may be important to you. You should read the entire indenture, including the definitions of certain terms, and the applicable prospectus supplement before you make any investment decision. Capitalized terms used below and not otherwise defined have the meanings set forth in the indenture.

     The covenants in the indenture do not necessarily protect you from a decline in our credit quality due to highly leveraged or other transactions involving the Company.


GENERAL

     The Notes will be unsecured obligations of ours and are to be issued under
an Indenture, dated as of              , 1999 (the "indenture"), among us, as
issuer, and The First National Bank of Chicago, as trustee (the "trustee"). First National Bank of Chicago is a lender under our Revolving Credit Facility.


     The Notes are limited to an aggregate principal amount of $      . The
Notes will mature on       . Interest on the Notes will accrue from       ,
1999 and will be payable semi-annually on       and       , beginning       ,
1999, and at maturity to the persons in whose names the Notes are registered at
the close of business on the       or       prior to the applicable payment
date, at the annual rate set forth on the cover page of this prospectus supplement.

     Payments on the Notes will be made to DTC (as defined below). See the provisions under the heading "Description of Debt Securities -- Book-Entry, Delivery and Form" in the accompanying base prospectus.

     The Notes will not be listed on any securities exchange. The Notes will be a new issue of securities with no established trading market and there can be no assurance as to whether any market will develop, the liquidity of any markets that may develop or the prices at which holders of the Notes would be able to sell the Notes.


BOOK-ENTRY, DELIVERY AND FORM

     The Notes will be issued in whole or in part in the form of one or more global debt securities that will be deposited with, or on behalf of The Depository Trust Company, New York, New York ("DTC"), and registered in the name of a nominee of DTC. Global debt securities may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of the successor. A further description of DTC's procedures with respect to global debt securities representing the Notes is set forth in the accompanying prospectus under "Description of Debt Securities -- Book-Entry, Delivery and Form."


RANKING

     The Notes will rank pari passu with all our other unsecured and unsubordinated indebtedness.


COVENANTS

     The Notes will be subject to the restrictive covenants described below and the defeasance provisions described under "Description of Debt Securities -- Defeasance" in the accompanying base prospectus.


     RESTRICTIONS ON SECURED DEBT

     So long as any Notes are outstanding, we will not be permitted to issue, assume or guarantee, and will not permit any restricted subsidiary to issue, assume or guarantee, any indebtedness secured by a mortgage, pledge, security interest, lien or encumbrance (referred to in this section as "liens") on or of any of our or a restricted subsidiary's property, or on the shares of stock or debt of any restricted subsidiary now owned or later acquired by us. However, this restriction will not apply if the Notes are secured by a lien ranking ratably with and equal to (or at our option, prior to) the secured indebtedness. In any event, the foregoing restriction will not apply to the following:

    (i) liens on indebtedness outstanding or available to us under facilities existing on the date of original issuance of the Notes;

   (ii) liens on indebtedness secured by the stock of a restricted subsidiary and indebtedness of a restricted subsidiary existing when the restricted subsidiary becomes a subsidiary, other than indebtedness created in connection with the transaction by which the restricted subsidiary becomes a subsidiary of ours;

  (iii) liens on indebtedness of ours or any subsidiary of ours having a term of less than 365 days arising from any funding arrangement with one or more financial institutions or other lenders or purchasers exclusively to finance the purchase, origination or production of loans held or to be held for sale by us or by any of our subsidiaries for the purpose of pooling those loans prior to securitization or sale of those loans in the ordinary course of our or our subsidiaries' business;

  (iv) liens on property at the time of its acquisition by us or a restricted subsidiary that secure obligations assumed by us or a restricted subsidiary, or on the property of an entity at the time it is merged into us or a restricted subsidiary (other than indebtedness created in contemplation of the acquisition of the property or the consummation of such a merger);

   (v) liens to secure the payment of some or all of the purchase price of property or loan portfolios upon the acquisition of that property or those loan portfolios by us or a restricted subsidiary;

  (vi) liens on indebtedness arising from conditional sales agreements or title retention agreements relating to property acquired by us or a restricted subsidiary;

  (vii) liens on indebtedness owed by a restricted subsidiary to us or to another restricted subsidiary that is wholly-owned (directly or indirectly) by us;

 (viii) mechanics', materialmen's, carriers' or similar liens arising in the ordinary course of business (including in the construction of facilities) relating to obligations not due or which are being contested;

   (ix) liens for taxes not due or being contested, landlords' liens, tenants' rights under leases, and similar liens not impairing the use or value of the property involved;

    (x) liens on any property to secure all or part of the cost of improvements or construction on the property or indebtedness incurred to provide funds for that purpose in a principal amount not exceeding the cost of the improvements or construction;

   (xi) liens incurred in connection with any amendment, restatement, supplement, renewal, replacement, extension, refinancing or refunding in whole or in part, of indebtedness, provided that the principal amount of the indebtedness secured by a lien will not exceed the principal amount of indebtedness secured at the time any such action is taken (other than with respect to the Revolving Credit Facility, as to which the principal amount of indebtedness may be increased) and that any such action will be limited to the portion of assets that secured the lien at the time any such action was taken.

     In addition, the Company and its restricted subsidiaries may issue, assume or guarantee indebtedness that would be subject to the foregoing restrictions without equally and ratably securing the Notes if immediately thereafter the sum of (i) the aggregate principal amount of all indebtedness outstanding that would be subject to the foregoing restrictions (excluding indebtedness permitted under the exceptions to the restriction set forth above), and (ii) all "attributable debt from a sale and leaseback" (as defined below) (excluding any sale and leaseback as to which the net proceeds of the property sold or transferred are applied to retire indebtedness or to the purchase of property as described under " -- Restrictions on Sale and Leaseback Transactions" below) as of the date of determination would not exceed 15% of Consolidated Net Tangible Assets (as those terms are defined below).


     RESTRICTIONS ON DEBT OF RESTRICTED SUBSIDIARIES

     So long as any Notes are outstanding, none of our restricted subsidiaries will be permitted to issue, assume or guarantee any indebtedness. The foregoing restriction will not apply to the following:

    (i) any indebtedness of any restricted subsidiary permitted under the provisions described under the heading "Restrictions on Secured Debt" above;

   (ii) indebtedness existing on the date of original issuance of the Notes;

  (iii) indebtedness of a restricted subsidiary existing when the restricted subsidiary becomes a subsidiary, other than indebtedness created in connection with the transaction by which the restricted subsidiary becomes a subsidiary of ours;

   (iv) indebtedness owed by a restricted subsidiary to us or to another restricted subsidiary that is wholly-owned (directly or indirectly) by us; and

   (v) any amendment, restatement, supplement, renewal, replacement, extension or refunding in whole or in part, of indebtedness permitted at the time of its original incurrence.

     In addition, any restricted subsidiary may issue, assume or guarantee indebtedness if immediately thereafter the sum of (i) the aggregate principal amount of all indebtedness outstanding (excluding indebtedness permitted under the exceptions to the restriction set forth above and under the heading "Restrictions on Secured Debt"), and (ii) all "attributable debt from a sale and leaseback" (as defined below) (excluding any sale and leaseback as to which the net proceeds of the property sold or transferred are applied to retire indebtedness or to the purchase of property as described under " -- Restrictions on Sale and Leaseback Transactions" below) as of the date of determination would not exceed 15% of Consolidated Net Tangible Assets (as those terms are defined below).


     RESTRICTIONS ON SALE AND LEASEBACK TRANSACTIONS

     We will not, and will not permit any restricted subsidiary to, sell or transfer, except to one another, any property if such a sale or transfer is made with the agreement, commitment or intention of leasing that property back to us or to a restricted subsidiary for a period of more than three years (referred to herein as a "sale and leaseback"), unless:

    (i) notice is promptly given to the Trustee of the sale and leaseback;

   (ii) we or the restricted subsidiary receives fair value for the property sold (as determined in good faith by the Board of Directors of the Company and a copy of the resolution setting forth that determination is delivered to the Trustee); and

  (iii) we or a restricted subsidiary, within 180 days after completion of the sale and leaseback, applies an amount equal to the net proceeds from the sale and leaseback to either (A) the redemption or retirement of the Notes or the repayment of other funded indebtedness ranking pari passu with the Notes, or (B) the purchase by us or the restricted subsidiary of property substantially similar to the property sold or transferred. In lieu of applying any or all of the net proceeds from a sale or leaseback to the redemption or retirement of indebtedness, the Company may deliver Notes to the Trustee for cancellation and reduce the amount to be applied to the redemption of Notes by an amount equal to the aggregate principal amount of Notes delivered.

     In addition, the Company and its restricted subsidiaries may enter into a sale and leaseback if immediately afterward the sum of (i) the aggregate amount of all indebtedness outstanding (excluding indebtedness permitted under the exceptions to the restriction set forth in " -- Restrictions on Secured Debt" above and (ii) all attributable debt from a sale and leaseback (as defined below) (excluding any sale and leaseback as to which the net proceeds of the property sold or transferred are applied to retire indebtedness or to the purchase of property as described in clause (B) of the immediately preceding paragraph) as of the date of determination would not exceed 15% of Consolidated Net Tangible Assets.

     As used in this section, "attributable debt from a sale and leaseback" means the present value (discounted at the weighted average effective interest cost of the outstanding Notes) of all remaining rental payments under the lease due through the date through which the lease has been or may, at the option of the lessor, be extended or, if earlier, through the earliest date on which the lessee may terminate the lease upon payment of a penalty (which penalty will be considered in calculating the present value), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water and utility rates and similar charges.


     RESTRICTIONS ON MERGERS, CONSOLIDATIONS AND TRANSFERS OF ASSETS

     The restrictions described under the heading "Restrictions on Consolidation, Merger and Certain Sales of Assets" in the accompanying prospectus are superseded in their entirety by this section entitled "Restrictions on Mergers, Consolidations and Transfers of Assets."

     We will not, and will not permit any restricted subsidiary to, consolidate or merge into or sell, assign, transfer, lease or otherwise dispose of all or substantially all of its assets other than in the ordinary course of its business or any of the capital stock or other equity interests of any restricted subsidiary held by us or a restricted subsidiary to another person unless:

 (a)(i) the person is a corporation organized under the laws of the United States of America or any state thereof or the District of Columbia;

   (ii) the person assumes by supplemental indenture all of our obligations or the obligations of the restricted subsidiary, as the case may be, relating to the Notes and the Indenture; and

  (iii) immediately after the transaction no event of default, and no event which, after notice or lapse of time or both, would become an event of default, exists; provided that this clause (iii) will not restrict or be applicable to a merger, consolidation or liquidation of a restricted subsidiary with or into us or with or into another subsidiary that is wholly-owned, directly or indirectly, by us; or

 (b) in the case of the sale, assignment, transfer, lease or other disposition of all or substantially all of the assets or any capital stock or other equity interests of any restricted subsidiary, we (A) receive, upon the occurrence of such an event, cash consideration at least equal to the fair market value of the assets, stock or equity interests sold, as determined in good faith by our Board of Directors, and (B) apply within 180 days of such an action the proceeds received to
     (1) permanently repay indebtedness of ours or of a restricted subsidiary ranking pari passu with the Notes, (2) the purchase of property or assets (including the origination of consumer loans) of a business related to any business that we or any of our restricted subsidiaries conduct at that time, (3) redemption of the Notes, or (4) any combination of clauses 1, 2 and 3.

     The procedures to be followed by us in making an offer to purchase Notes from the holders under this section, and for the acceptance of the offer by the holders, will be the same as those set forth below under "Purchase of the Notes at the Option of the Holder" relating to a Change in Control.

     Except as set forth in clause (b) above, upon any such consolidation, merger, sale, assignment, transfer, lease or other disposition, the successor corporation will be substituted for us or the restricted subsidiary, as the case may be, under the Indenture. The successor corporation may then exercise every power and right of ours or of the restricted subsidiary under the Indenture, and we or the restricted subsidiary, as the case may be, will be released from all of our or its liabilities and obligations relating to the Notes and the Indenture. If we or any restricted subsidiary leases all or substantially all of our or its assets, the lessee corporation will be the successor to us or the restricted subsidiary and may exercise every power and right of ours or of the restricted subsidiary, as the case may be, under the Indenture, but we or the restricted subsidiary, as the case may be, will not be released from our or its obligations to pay the principal of and premium, if any, and interest, if any, on the Notes.


OPTIONAL REDEMPTION

     The Notes will be redeemable, in whole or in part, at our option at any time at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes, and (ii) as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the Notes (not including any portion of those payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis assuming a 360 day year consisting of twelve 30 day months at the Adjusted Treasury Rate (as defined below) plus 25 basis points plus, in each case, accrued and unpaid interest on the Notes to the redemption date.

     In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or such other method as the trustee in its sole discretion deems appropriate and fair; however, any redemption relating to a public equity offering of equity securities will be made on a pro rata basis or on as nearly a pro rata basis as practicable (subject to DTC procedures). No Notes of a principal amount of $1,000 or less will be redeemed in part. Notice of any redemption will be mailed by first class mail at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon surrender for cancellation of the original Note. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or the portions of the Notes called for redemption.

MANDATORY REDEMPTION

     We will not be required to make any mandatory sinking fund payments with regard to the Notes.


PURCHASE OF THE NOTES AT THE OPTION OF THE HOLDER

     If any Change in Control Triggering Event regarding us occurs on or prior to maturity of the Notes, each holder of Notes will have the right, at the holder's option, subject to the terms and conditions of the indenture, to require us to purchase all or any part of the holder's Notes (so long as the principal amount is $1,000 or an integral multiple of $1,000) on the date that is 30 business days after the occurrence of the Change in Control Triggering Event (the "Purchase Date"). If a holder exercises this option, we will purchase that holder's Notes for cash equal to 101% of the principal amount of the Notes plus any interest accrued and unpaid on the Notes through the Purchase Date (the "Purchase Price").

     Within 15 business days after a Change in Control Triggering Event, we are obligated to mail to the Trustee and to all holders of the Notes at their addresses shown in the securities register (and to beneficial owners as required by applicable law) a notice regarding the Change in Control Triggering Event. The notice shall state, among other things:

      (i) the date by which the holder must give the Purchase Notice (as defined below);

     (ii) the Purchase Price;

    (iii) the Purchase Date;

     (iv) the name and address of the trustee and of any other office or agency maintained for the purpose of the surrender of the Notes for purchase;

      (v) the procedures for withdrawing a Purchase Notice; and

     (vi) the procedures that a holder must follow to exercise these rights.

We will have the notice published in a daily newspaper of national circulation.


     To exercise the right to have us purchase the Notes, a holder must deliver written notice (a "Purchase Notice") to the trustee or to any other office or agency maintained for that purpose of the holder's exercise of that right before the close of business on the business day immediately prior to the Purchase Date. The Purchase Notice must state:

      (i) the certificate number of the Note to be delivered by the holder for purchase by us;

     (ii) the portion of the principal amount of the Notes to be purchased (which must be $1,000 or an integral multiple of $1,000); and

    (iii) that the Notes will be submitted to us for purchase on the Purchase Date pursuant to the applicable provisions of the Notes.

     A holder may withdraw any Purchase Notice by written notice of withdrawal delivered to the trustee or to any other office or agency maintained for such purpose no later than the business day immediately prior to the Purchase Date. The notice of withdrawal must state the principal amount and the certificate numbers of the Notes as to which the withdrawal notice relates and the principal amount, if any, of the holder's Notes which remains subject to the original Purchase Notice.

     Payment of the Purchase Price for a Note for which a Purchase Notice has been delivered and not withdrawn is conditioned on delivery of the Note (together with any endorsements) to the trustee or to any other office or agency maintained for that purpose, at any time (whether prior to, on or after the Purchase Date) after delivery of the Purchase Notice. Payment of the Purchase Price for the Note will be made promptly following the later of the Purchase Date or the time of delivery of the Note. If we have deposited with the trustee, in accordance with the indenture, money sufficient to pay the Purchase Price of the Note on the Purchase Date, then, on and after the Purchase Date, the Note will cease to be outstanding and interest on the Note will cease to accrue, whether or not the Note is delivered to the trustee or to any other office or agency maintained for that purpose, and all other rights of the holder will terminate (other than the right to receive the Purchase Price on delivery of the Note). In accordance with the indenture, no Notes may be purchased pursuant to a Change in Control Triggering Event if there has occurred and is continuing an event of default other than a default in the payment of the Purchase Price, relating to the Notes.

     We will comply with and make all filings required under all federal and state securities laws regulating the purchase of the Notes at the option of holders upon a Change in Control Triggering Event, including, if applicable,
Section 14(e)
of the Securities and Exchange Act of 1934, as amended, (the "Exchange Act") and Rule 14e-1 promulgated under the Exchange Act and any other applicable tender offer rules.

     The Change in Control Triggering Event purchase feature of the Notes may in certain circumstances make more difficult or discourage a takeover of us and, as a result, the removal of incumbent management. If a Change in Control Triggering Event were to occur, we cannot assure you that we would have sufficient funds to pay the Purchase Price for all Notes tendered by the holders. A default by us on our obligation to pay the Purchase Price could result in acceleration of the payment of other indebtedness of ours that is outstanding at the time.


SAME-DAY SETTLEMENT AND PAYMENT

     We will make all payments of principal and interest under the Notes in immediately available funds. Secondary trading in the long-term notes and notes of corporate issuers is generally settled in clearing house or next-day funds. In contrast, the Notes will trade in DTC's Same-Day Funds Settlement System until maturity or until the Notes are issued in certificated form, and secondary market trading activity in the Notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.


DEFINITIONS

     "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

     "Change in Control" means, with regard to us, the occurrence of:

 (i) any consolidation, share exchange or merger regarding us in which we are not the continuing or surviving corporation or where our voting stock would be converted into cash, securities or other property, other than a merger in which the holders of our voting stock immediately prior to the merger have the same or greater direct or indirect proportionate ownership of the surviving corporation's voting stock immediately after the merger as they had of our voting stock immediately before the merger, or

(ii) any person, including affiliates of ours (but not including us, our restricted subsidiaries, employee stock ownership plans or employee benefit plans of ours or our subsidiaries), filing a Schedule 13D or 14D-1 (or any successor schedule, form or report under the Exchange Act) disclosing that such a person has become the beneficial owner of 50% or more of the our voting stock.

     "Change in Control Triggering Event" means the occurrence of both a Change in Control and a Rating Decline.

     "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of a selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

     "Comparable Treasury Price" means, with respect to any redemption date,
(i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotation, or (ii) if the Trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of the quotations.

     "Consolidated Net Tangible Assets" means, at any date, the total assets appearing on our and our subsidiaries' most recently prepared consolidated balance sheet at the end of a fiscal quarter, prepared in accordance with GAAP at the time of calculation, less (a) all current liabilities as shown on the balance sheet and (b) Intangible Assets.

     "Intangible Assets" means the value (net of applicable reserves), as shown on or reflected in our and our subsidiaries' most recent consolidated balance sheet, of (a) all trade names, trademarks, licenses, patents, copyrights, and goodwill; (b) organizational costs; and (c) deferred charges (other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and intangible assets being amortized). In no event, however, will the term "Intangible Assets" include product development costs.

     "Investment Grade" means a rating of BBB- or higher by Standard & Poor's Corporation ("S&P") and Baa3 or higher by Moody's Investors Service ("Moody's") or the equivalent of those ratings by either of those Rating Agencies.

     "Quotation Agent" means the Reference Treasury Dealer appointed by us.

     "Rating Agency" means (i) S&P, (ii) Moody's, or (iii) if S&P or Moody's or both shall not make a rating of the Notes publicly available, a nationally recognized securities rating agency or agencies selected by us.

     "Rating Category" means (i) regarding S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories), (ii) regarding Moody's, any of the following categories: Ba, B, Caa, Ca and C (or equivalent successor categories), and (iii) the equivalent of any such category of S&P or Moody's used by another Rating Agency. Gradations within Rating Categories (+ and - for S&P; 1, 2 and 3 for Moody's; or the equivalent gradations for another Rating Agency) will be taken into account in determining whether the rating of the Notes has decreased by one or more gradations. For example, regarding S&P, a decline in rating from BB+ to BB will constitute a decrease of one gradation.

     "Rating Date" means the date that is 30 days prior to the earliest of (i) a Change in Control, (ii) public notice of a Change in Control and (iii) public notice of the intention by us to effect a Change in Control.

     "Rating Decline" means the occurrence on or within 30 days after the earlier of the date of public notice of the occurrence of a Change in Control or the public announcement of our intention to effect a Change in Control (which period will be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies) of:

   (i) If the Notes are rated by either Moody's or S&P on the Rating Date as Investment Grade, the rating of the Notes by both Moody's and S&P below Investment Grade, or

   (b) If the Notes are rated below Investment Grade by both Moody's and S&P on the Rating Date, the rating of the Notes is decreased by either Moody's or S&P by one or more gradations (including gradations within Rating Categories as well as between Rating Categories).

     "Reference Treasury Dealer" means (i) each of NationsBanc Montgomery Securities LLC, First Union Capital Markets Corp. and Merrill Lynch & Co. and their respective successors; however, if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by us.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding the redemption date.

     "restricted subsidiary" means any corporation or other entity of which we hold capital stock or other equity interests representing at least a majority of the outstanding aggregate voting power.

                                 UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters named below, we have agreed to sell to each of the underwriters and each of the underwriters severally has agreed to purchase from us the principal amount of the Notes set forth opposite its name below. The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions and that the underwriters will be obligated to purchase all of the Notes if any are purchased.





                                                                 PRINCIPAL
UNDERWRITERS                                                  AMOUNT OF NOTES
------------------------------------------------------------ ----------------
NationsBanc Montgomery Securities LLC ...................... $
First Union Capital Markets Corp. ..........................
Merrill Lynch, Pierce, Fenner & Smith Incorporated .........
 Total ..................................................... $
                                                             ================



     The underwriters propose to offer the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to
dealers at that price less a concession of no more than   % of the principal
amount of the Notes. The underwriters may allow, and the dealers may reallow, a
discount of no more than    % of the principal amount of the Notes to other
dealers. The public offering price, concession and discount may be changed after the offering to the public of the Notes.

     The Notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the Notes on any national securities exchange or for quotation of the Notes on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the Notes after the offering, although they are under no obligation to do so. The underwriters may discontinue any market-making activities at any time without any notice. We can give no assurance as to the liquidity of the trading market for the Notes or that a public trading market for the Notes will develop. If no active public trading market develops, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending on factors such as prevailing interest rates, the market for similar securities, the performance of our company as well as other factors not listed here.

     We have agreed to indemnify the underwriters against, or to contribute to payments that the underwriters may be required to make with respect to, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The underwriters, as well as dealers and agents, may purchase and sell Notes in the open market. These transactions may include stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids and purchases made to prevent or slow a decline in the market price of the Notes. Syndicate short positions arise when the underwriters or agents sell more Notes than we are required to sell to them in the offering. The underwriters may also impose penalty bids whereby the underwriting syndicate may reclaim selling concessions allowed either syndicate members or broker dealers who sell Notes in the offering for their own account if the syndicate repurchases the Notes in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Notes, which may be higher as a result of these activities than it might otherwise be in the open market. These activities, if commenced, may be discontinued at any time without notice.

     We and the underwriters make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, we and the underwriters make no representation that the underwriters will engage in those types of transactions or that those transactions, once commenced, will not be discontinued without notice.

     NationsBank, N.A., an affiliate of NationsBanc Montgomery Securities LLC, has made a $100.0 million term loan to us and received customary fees in connection therewith. This term loan will be repaid from the proceeds of this offering.

     Our $175.0 million Revolving Credit Facility is with First Union National Bank, as agent. First Union National Bank and NationsBank, N.A. are both lenders under the Revolving Credit Facility. First Union Capital Markets Corp. is an affiliate of First Union National Bank. Borrowings under the Revolving Credit Facility will be repaid from the proceeds of this offering. At December 31, 1998, $140.0 million was outstanding under the Revolving Credit Facility.

     We have a $325.0 million Warehouse Facility with a multi-seller conduit commercial paper issuer sponsored by NationsBank, N.A. NationsBank, N.A. is an affiliate of NationsBanc Montgomery Securities LLC. A portion of the proceeds of this offering will be used to repay borrowings under the Warehouse Facility.

     Each of the underwriters, and certain of their affiliates, have provided, and may continue to provide, investment banking, financial advisory, commercial banking and other services to us and have received, and may continue to receive, customary fees in connection with those services.

     We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $500,000.


                                 LEGAL MATTERS

     Kennedy Covington Lobdell & Hickman, L.L.P. will issue opinions about the validity of the Notes and certain other legal matters for us in connection with this offering. Kennedy Covington Lobdell & Hickman, L.L.P. is located at 100 North Tryon Street, Suite 4200, Charlotte, North Carolina 28202. Clarence W. Walker, a partner in the firm of Kennedy Covington Lobdell & Hickman, L.L.P., is a member of the Board of Directors of the Company. As of February 15, 1999, partners, counsel and associates of Kennedy Covington Lobdell & Hickman, L.L.P. and their spouses and minor children beneficially owned an aggregate of 115,545 shares of common stock of the Company (which includes 56,488 shares subject to options that are presently exercisable or exercisable within 60 days).

     McGuire, Woods, Battle & Boothe, LLP will issue opinions regarding certain legal matters with respect to the Notes for the underwriters. McGuire, Woods, Battle & Boothe, LLP is located at 100 North Tryon Street, Suite 2900, Charlotte, North Carolina 28202.


                                    EXPERTS

     The Company's consolidated financial statements appearing in our Annual Report on Form 10-K for the fiscal year ended September 30, 1998 have been audited by PricewaterhouseCoopers LLP, independent public accountants. These financial statements are incorporated by reference in this prospectus supplement in reliance on the report of PricewaterhouseCoopers LLP, given on the authority of such firm as experts in auditing and accounting.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                SUBJECT TO COMPLETION, DATED FEBRUARY 22, 1999



PROSPECTUS
                          [OAKWOOD LOGO APPEARS HERE]



                                 $400,000,000



                           OAKWOOD HOMES CORPORATION

                                DEBT SECURITIES

                                ---------------
     Oakwood Homes Corporation (the "Company") intends to issue, from time to time in one or more series, its unsecured debt securities (the "Debt Securities") with an aggregate initial public offering price or purchase price of up to $400,000,000 or the equivalent thereof in one or more foreign or composite currencies. The Debt Securities will be offered for sale on terms to be determined when the agreement to sell is made or at the time of sale, as the case may be. For each issue of Debt Securities in respect of which this Prospectus is being delivered, there is an accompanying prospectus supplement (the "Prospectus Supplement"). The Prospectus Supplement sets forth for each series the designation, designated currency (which may be U.S. dollars, any other currency or a composite currency), aggregate principal amount, rate (which may be fixed, floating or adjustable) or method of calculation of interest, if any, and dates for payment thereof, premium, if any, maturity, authorized denominations, any subordination terms, initial price, any exchangeability, redemption or prepayment rights at the option of the Company or the holder, any covenants or events of default that are in addition to or different from that described herein, and other special terms of the Debt Securities, together with the terms of the offering of the Debt Securities and the net proceeds to the Company from the sale thereof. In the event of the issuance of Debt Securities at original issue discount, the aggregate principal amount of Debt Securities offered hereby will be a higher amount, provided that the total price at which Debt Securities are sold to the public pursuant to this Prospectus will not exceed $400,000,000, or the equivalent thereof in other currencies or composite currencies. If any agents of the Company or any underwriters are involved in the sale of any series of Debt Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions and discounts are set forth in the Prospectus Supplement.


     Unless otherwise specified in a Prospectus Supplement, the Debt Securities, when issued, will be unsecured and unsubordinated obligations of the Company and will rank pari passu in right of payment with all other unsecured and unsubordinated indebtedness of the Company. The Company may (but is not required to) make application to list one or more series of Debt Securities on one or more national securities exchanges. Any such application to list the Debt Securities is described in the Prospectus Supplement related thereto.


                                ---------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
   PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.


THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF DEBT SECURITIES UNLESS
  ACCOMPANIED BY A PROSPECTUS SUPPLEMENT APPLICABLE TO SUCH DEBT SECURITIES.



                                ---------------
     The Debt Securities will be sold directly, through agents designated from time to time, or through underwriters or dealers. The names of any underwriters or agents of the Company involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered and any applicable commissions or discounts will be set forth in the applicable Prospectus Supplement.


                                ---------------

               The date of this Prospectus is February 22, 1999.

     CERTAIN PERSONS, INCLUDING ANY UNDERWRITERS, PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE DEBT SECURITIES. SUCH TRANSACTIONS MAY INCLUDE STABILIZING AND THE PURCHASE OF THE DEBT SECURITIES TO COVER SHORT POSITIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."
                                ---------------
                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; and at the regional offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a Web site that contains reports, proxy and information statements and other information concerning registrants that file electronically with the Commission, which can be accessed at http://www.sec.gov. Such reports, statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The Company's common stock is listed on the New York Stock Exchange.


     This Prospectus constitutes a part of a registration statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Debt Securities offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is hereby made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.


                      DOCUMENTS INCORPORATED BY REFERENCE


     The Company's Annual Report on Form 10-K for the year ended September 30, 1998, the Company's Current Report on Form 8-K dated October 13, 1998 and the Company's Quarterly Report on Form 10-Q for the Quarterly Period ended December 31, 1998, which were previously filed by the Company with the Commission under the Exchange Act, are incorporated herein by reference. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Debt Securities offered hereby (except to the extent specified therein or in rules or regulations of the Commission) shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents.


     Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the incorporated document. Requests for such copies should be directed to:
Oakwood Homes Corporation, 7800 McCloud Road, Greensboro, North Carolina 27425,
Attention: Secretary; Telephone: (336) 664-2400.

                                  THE COMPANY


     Oakwood Homes Corporation, a North Carolina corporation (the "Company") designs, manufactures and markets manufactured and modular homes. The Company operates 32 manufacturing plants across the United States. The Company sells manufactured homes primarily through 362 Company-owned sales centers and over 100 exclusive retailers and key dealers. The Company operates its sales centers under the names Oakwood(R) Mobile Homes, Freedom Homes(R), Victory Homes, Schult(R) Homes and Golden West Homes(R). During fiscal 1998, approximately 96% of the Company's retail sales of new homes were of homes manufactured by the Company. The Company believes that it is the largest retailer, and the third largest manufacturer, of manufactured homes in the United States. Through our captive reinsurance subsidiary, the Company also reinsures risks with respect to homeowners insurance, credit life insurance and other insurance policies written for customers in connection with the Company's retail sales activities.


     The Company combines manufacturing, retail sales and financing of manufactured homes. The Company believes that the extent of its integration provides it with a competitive advantage over many others in the industry. The Company's ability to control the design, manufacture and distribution of its homes enables it to plan its inventory requirements, to control the quality and servicing of its products and to respond promptly to changes in the retail market. In addition, the Company's ability to finance its sales allows the Company to make credit decisions promptly and to minimize the inconvenience to the customer of obtaining credit.

     The Company provides financing for the majority of homes it sells through loans originated by the Company. During fiscal 1998, approximately 87% of the Company's retail unit sales were financed by installment sales contracts or loans that the Company originated. The Company has historically obtained funds to finance loans primarily through sales of REMIC trust certificates to institutional investors. The Company also uses short-term credit facilities and internally generated funds to support loans until a pool of loans is accumulated to provide for permanent financing generally at fixed rates. Internal financing of loans has allowed the Company to broaden its sources of financing by obtaining funds secured by loans directly from institutional investors and from public markets. The Company's ability to continue to finance loans is dependent upon the continued availability of adequate sources of capital.

     The Company was founded in 1946 and its principal executive offices are located at 7800 McCloud Road, Greensboro, North Carolina 27409-9634. Its telephone number at that location is (336) 664-2400. Except as otherwise indicated by the context, references herein to the "Company" include the Company, its subsidiaries and its predecessors.



                      RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the Company for each of the last five fiscal years.


                                                    FISCAL QUARTER ENDED
          FISCAL YEAR ENDED SEPTEMBER 30,              DECEMBER 31,
--------------------------------------------------- -------------------
  1994         1995      1996      1997      1998      1997      1998
------         ----      ----      ----      ----      ----      ----
  3.07         3.51      4.97      5.77      3.39      4.77      2.80



     In calculating the ratio of earnings to fixed charges, earnings consist of earnings before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense (which includes amortization of deferred financing costs), whether expensed or capitalized, and that portion of rental expense estimated to be attributed to interest.



                                USE OF PROCEEDS

     Except as otherwise set forth in the Prospectus Supplement relating to a series of Debt Securities, net proceeds to be received by the Company from the sale of the Debt Securities will be used for general corporate purposes which may include expenses relating to potential acquisitions, repayment of certain long-term and short-term debt, and supporting the Company's retail expansion.


                        DESCRIPTION OF DEBT SECURITIES

     The Debt Securities are to be issued under an Indenture (the "Indenture") to be entered into between the Company and the trustee named in the applicable Prospectus Supplement (the "Trustee"). A form of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Debt Securities and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms. Wherever particular provisions or defined terms of the Indenture (or of any form of Debt Security which is adopted pursuant to the Indenture) are referenced, such provisions or defined terms are incorporated herein by reference. As used under this heading, the term "Debt Securities" includes the debt securities being offered pursuant to this Prospectus and all other debt securities issued by the Company from time to time under the Indenture.


GENERAL

     The Debt Securities will be unsecured obligations of the Company. Unless otherwise stated in the applicable Prospectus Supplement, the Debt Securities will be unsubordinated obligations of the Company and will rank pari passu in right of payment with all other unsecured and unsubordinated indebtedness of the Company. The Company may also issue Debt Securities that are subordinated in right of payment, in the manner and to the extent described in the applicable Prospectus Supplement, to all existing and future Senior Indebtedness (as defined in the applicable Prospectus Supplement) of the Company.

     The Indenture does not limit the amount of Debt Securities which can be issued thereunder and provides that Debt Securities may be issued thereunder in one or more series up to the aggregate principal amount which may be authorized from time to time by the Company. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of any holder, for issuances of additional Debt Securities of such series. The Indenture provides that there may be more than one Trustee thereunder, each Trustee serving with respect to one or more series of Debt Securities. Reference is made to the Prospectus Supplement for the terms of the series of Debt Securities being offered thereby, including, where applicable: (i) the title of such Debt Securities; (ii) the limit, if any, upon the aggregate principal amount of such Debt Securities; (iii) the person to whom any interest on a Debt Security of that series shall be payable, if other than the person in whose name that Debt Security is registered at the close of business on the regular record date for such series; (iv) the date or dates, or the method of determination thereof, on which the principal and premium, if any, of such Debt Securities are payable; (v) the rate or rates (which may be fixed, floating or adjustable), or the method of determination thereof, at which such Debt Securities will bear interest, if any; the date or dates from which such interest will accrue or method by which such date or dates will be determined; the interest payment dates on which such interest will be payable and the record dates for the interest payable on such interest payment dates or method by which such date or dates will be determined; and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months; (vi) the place or places where the principal of, and premium, if any, and any interest on such Debt Securities will be payable; (vii) the price or prices at which, the period or periods within which, the currencies, currency units or composite currencies in which and the terms and conditions upon which such Debt Securities may be redeemed in whole or in part, at the option of the Company; (viii) the obligation, if any, of the Company to redeem or purchase such Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder and the price or prices at which and the period or periods within which and the terms and conditions upon which such Debt Securities will be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation; (ix) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which such Debt Securities will be issuable; (x) whether the Debt Securities of that series or any covenants of the Company with respect to that series may be subject to defeasance or covenant defeasance and, if so, the requirements for such defeasance or covenant defeasance; (xi) if the amount of payments of principal of or any premium or interest on any Debt Securities of the series may be determined with reference to an index, formula or other method, the manner in which such amounts shall be determined; (xii) whether any of the Debt Securities of the series will be issued in book-entry form and, in such case, the depositary for such book-entry securities and the circumstances under which any such book-entry security may be registered for transfer or exchange in the name of a person other than such depositary or its nominee; (xiii) if other than the principal amount, the portion of the principal amount of such Debt Securities which will be payable upon declaration of acceleration of the maturity thereon pursuant to the Indenture; (xiv) provisions, if any, granting special rights to holders of the Debt Securities upon the occurrence of any specified events;
(xv) any additions, deletions or changes in the Events of Default or covenants of the Company with respect to such Debt Securities; (xvi) the terms pursuant to which the Debt Securities of the series will be subordinate and subject in right of payment to the prior payment in full of all senior indebtedness of the Company; (xvii) whether the payment of principal and any premium or interest on the Debt Securities will be guaranteed by one or more guarantors, including subsidiaries of the Company; (xviii) whether Debt Securities of any series are to be issuable as registered securities, bearer securities or alternatively as bearer and registered securities and whether the bearer securities are to be issuable with coupons, without coupons or both, and any restrictions applicable to the offer, sale or delivery of the bearer securities and the terms, if any, upon which bearer securities of the series may be exchanged for registered securities of the series and vice versa; and (xix) any other terms of such Debt Securities whether or not consistent with the provisions of the Indenture. (Section 301)

     If the principal of (and premium, if any) or any interest on Debt Securities of any series are payable in a foreign or composite currency, the restrictions, elections, federal income tax consequences, specific terms and other information with respect to such Debt Securities and such currency will be described in the Prospectus Supplement relating thereto.

     One or more series of Debt Securities may be sold at a discount below their stated principal amount bearing no interest or interest at a rate that at the time of issuance is below market rates ("Original Issue Discount Securities"). (Section 502) One or more series of Debt Securities may be debt securities the terms of which provide that the principal amount payable at the stated maturity may be more or less than the principal face amount of such security at the time of issuance ("Indexed Securities"). One or more series of Debt Securities may be variable-rate debt securities that may be exchangeable for fixed-rate debt securities. Federal income tax consequences and other special considerations applicable to any such series will be described in the Prospectus Supplement relating thereto.

     Unless otherwise provided in the applicable Prospectus Supplement, the principal of (and premium, if any) and any interest on Debt Securities will be payable at the principal corporate trust office of the Trustee at the location identified in the applicable Prospectus Supplement; provided, however, that payment of interest on Debt Securities may be made at the option of the Company by check mailed to the holders thereof or by wire transfer to an account maintained by the person entitled thereto. (Section 307)

     All moneys paid by the Company to the Trustee for the payment of principal of (and premium, if any) or any interest on any Debt Security that remains unclaimed by the holder of such Debt Security at the end of two years after such principal, premium or interest shall have become due and payable will be repaid by the Trustee to the Company on demand, and such holder will thereafter look only to the Company for payment thereof. (Section 1003)

     The Indenture contains no covenants or other provisions to afford protection to holders of the Debt Securities in the event of a highly leveraged transaction or a change in control of the Company, except to the limited extent described under " -- Covenants" and " -- Restrictions on Consolidation, Merger and Certain Sales of Assets" below. In the event such protective covenants or provisions are added at a later time, they will be described in the applicable Prospectus Supplement.

     Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will be issued only in fully-registered form without coupons, which form may be a Global Debt Security as described below, in denominations of $1,000 or any integral multiple thereof. See " -- Book-Entry, Delivery and Form." The Company will not charge a service charge for any registration of transfer or exchange of Debt Securities but may require payment of a sum sufficient to cover any tax or other governmental charge in connection therewith. (Section 305)

     The Debt Securities will be direct obligations of the Company and will be unsecured. The Indenture does not restrict the amount of additional unsecured debt which the Company may incur.


BOOK-ENTRY, DELIVERY AND FORM

     If the related Prospectus Supplement so indicates, a series of Debt Securities will be issued in the form of one or more fully-registered global debt securities (each, a "Global Debt Security"). Each Global Debt Security will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC") and registered in the name of DTC's nominee.

     One or more Global Debt Securities will represent all Debt Securities of a series that have the same terms, including, but not limited to, the same interest payment dates, rates of interest (if any), maturity and repayment and redemption provisions (if any). Ownership of beneficial interests in Global Debt Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC (with respect to interests of Participants (defined below)) and its Participants (with respect to interests of persons other than Participants). Payments of principal and interest on beneficial interests in Global Debt Securities will be made through the Trustee to DTC. Global Debt Securities will not be exchangeable for a certificate in definitive registered form (each, a "Certificated Note") and, except as set forth herein, will not otherwise be issuable in definitive form.

     Except as set forth below, the Global Debt Security may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.


     The Company understands that DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in each Participant's account, thereby eliminating the need for physical movement of securities certificates. Direct Participants ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

     Purchases of beneficial interests in Global Debt Securities under DTC's system must be made by or through Direct Participants, which will receive a credit for the beneficial interests in Global Debt Securities on DTC's records. The ownership interest of each actual purchaser of each beneficial interest in a Global Debt Security (the "Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of beneficial interests in Global Debt Securities are to be accomplished by entries made on the books of Participants acting on behalf of the Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Global Debt Securities, except in the event that use of the book-entry system for one or more Debt Securities is discontinued.

     To facilitate subsequent transfers, all Global Debt Securities deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Global Debt Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Global Debt Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Global Debt Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.


     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to Cede & Co. If less than all of the Global Debt Securities within an issue are being redeemed, DTC's current practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

     Neither DTC nor Cede & Co. will consent or vote with respect to Global Debt Securities. Under its usual procedures, DTC will mail an "Omnibus Proxy" to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Global Debt Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Principal and interest payments on the Global Debt Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as in the case of securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

     A Beneficial Owner shall give notice to elect to have its interest in a Global Debt Security purchased or tendered, through its Participant, to the Paying Agent, and shall effect delivery of such interest in a Global Debt Security by causing the Direct Participant to transfer the Participant's interest, on DTC's records, to the Paying Agent. The requirement for physical delivery of Global Debt Securities in connection with a demand for purchase or a mandatory purchase will be deemed satisfied when the ownership rights in the Global Debt Securities are transferred by a Direct Participant on DTC's records.

     DTC may discontinue providing its services as securities depositary with respect to the Global Debt Securities at any time by giving reasonable notice to the Company or the agents or underwriters involved in the sale of the Global Debt Securities. Under such circumstances, in the event that a successor securities depositary is not obtained, Certificated Notes will be printed and delivered in exchange for the Global Debt Securities held by DTC.

     The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, Certificated Notes will be printed and delivered in exchange for the Global Debt Securities held by DTC.


     If an Event of Default with respect to the Debt Securities has occurred and is continuing, Certificated Notes may be printed and delivered in exchange for the Global Debt Securities held by DTC.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a global security.

     So long as DTC, or its nominee, is the registered owner of the global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry securities for all purposes under the Indenture. Except as described in this section, beneficial owners will not be entitled to have book-entry securities registered in their names, will not receive or be entitled to receive physical delivery of securities in definitive form and will not be considered the owners or holders of the securities under the Indenture.


     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

     None of the Company, any underwriter or agent, the Trustee, any paying agent or the registrar for the Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Debt Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.


SUBORDINATION

     The board resolutions adopted, officers' certificates executed or indentures supplemental to the Indenture established in connection with any particular series of Debt Securities may provide that such Debt Securities are subordinated to other Debt Securities or to other indebtedness of the Company. Such board resolutions, officers' certificates or indentures supplemental will state the terms pursuant to which such series of subordinated Debt Securities will be made subordinate and subject in right of payment to the prior payment in full of all senior indebtedness of the Company, and the definition of any such senior indebtedness, all of which will be described in the Prospectus Supplement relating thereto. (Section 301 and Article Thirteen)


COVENANTS

     The particular covenants, if any, relating to any series of Debt Securities will be described in the Prospectus Supplement relating to such series. If any such covenants are described, the Prospectus Supplement will also state whether the "covenant defeasance" provisions described below under " -- Defeasance -- Defeasance of Certain Covenants" also apply.


RESTRICTIONS ON CONSOLIDATION, MERGER AND CERTAIN SALES OF ASSETS

     The Indenture provides that the Company may consolidate with or merge with or into, or convey, transfer or lease its properties and assets substantially as an entirety to any entity, and may permit any entity to consolidate with or merge with or into, or convey, transfer or lease its properties and assets substantially as an entirety to, the Company, provided that (i) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing and (ii) either the Company shall be the continuing corporation, or the successor entity (if other than the Company) shall be a corporation, trust or partnership organized under the laws of the United States, any state thereof or the District of Columbia, and such successor entity shall expressly assume by an indenture supplemental to the Indenture the due and punctual payment of the principal of, and any premium and interest on, all of the Debt Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Company. Upon the assumption of the Company's obligations by such an entity in such circumstances, subject to certain exceptions, the Company shall be discharged from all obligations under the Debt Securities and the Indenture. (Article Eight)

EVENTS OF DEFAULT


     Except as may otherwise be provided in a Prospectus Supplement with respect to a particular series of Debt Securities, the following events with respect to a particular series of Debt Securities are defined as an "Event of Default": (i) default for 30 days in payment of any interest on the Debt Securities; (ii) default in payment of principal of (and premium, if any, on) any of the Debt Securities at maturity; (iii) default in the deposit of any sinking fund payment, when due by the terms of the Debt Securities of such series; (iv) default for 45 days after notice in performance of any other covenant in the Indenture or Debt Securities; or (v) certain events of bankruptcy, insolvency, receivership or reorganization. (Section 501) No Event of Default with respect to a particular series of Debt Securities issued under the Indenture necessarily constitutes an Event of Default with respect to any other series of Debt Securities issued thereunder.


     If an Event of Default shall have occurred and be continuing in respect of any series of Debt Securities, either the Trustee or the holders of not less than 25% in principal amount of the Debt Securities of such series then outstanding may declare the principal amount (or, if the Debt Securities of such series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified by the terms of such series) of all the Debt Securities of such series to be due and payable immediately by a notice in writing to the Company (and to the Trustee, if given by the holders). Upon certain conditions, such declaration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or premium, if any, or interest on the Debt Securities or in respect of a covenant which cannot be modified or amended without the consent of every holder) may be waived by the holders of a majority in aggregate principal amount of the Debt Securities of such series then outstanding. (Section 502)

     The Indenture requires the Company to file annually with the Trustee an officers' certificate either stating the absence of any default or specifying any default that may exist. (Section 1009) The Indenture provides that the Trustee shall, within 45 days after the occurrence of a default, give to the holders of the Debt Securities notice of such default, unless such default has been cured or waived; provided that, except in the case of default in the payment of principal of or premium, if any, or interest on any of the Debt Securities of such series, or in the payment of any sinking fund installment with respect to the Debt Securities of such series, the Trustee shall be protected in withholding such notice if the Trustee in good faith determines that the withholding of such notice is in the interest of the holders of the Debt Securities. The term "default" for the purpose of this provision only shall mean the occurrence of any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to the Debt Securities of such series. (Section 602)

     The Indenture provides that the Trustee will be under no obligation, subject to the duty of the Trustee during a default to act with the required standard of care, to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the Debt Securities of any series, unless such holders shall have offered to the Trustee reasonable security or indemnity against costs, expenses and liabilities which might be incurred by it in compliance with such request. (Section 507) Subject to such provisions for indemnification of the Trustee, the holders of a majority in principal amount of the Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Section 512)


     No holder of a Debt Security will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver, assignee, trustee, liquidator or sequestrator (or other similar official), or for any other remedy thereunder, unless (i) the holder has previously given to the Trustee written notice of a continuing event of default with respect to the Debt Securities of that series, (ii) holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series have made a written request to the Trustee to institute the proceeding and the holder or holders have offered indemnity satisfactory to the Trustee in its reasonable judgment; and (iii) the Trustee has failed to institute the proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding Debt Securities of that series a direction inconsistent with that request, within 60 days after the notice, request and offer. (Section 507) These limitations do not apply to a suit instituted by a holder of a Debt Security to enforce payment of the principal of, premium, if any, or interest on the Debt Security on or after the applicable due date specified in the Debt Security. (Section 508)


     Reference is made to the Prospectus Supplement relating to each series of Debt Securities which are Original Issue Discount Securities or Indexed Securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of such Original Issue Discount Securities or Indexed Securities upon the occurrence of an Event of Default and the continuation thereof.

DEFEASANCE

     The Indenture shall cease to be of further effect with respect to the Debt Securities of any series (except as to any surviving rights of registration of transfer or exchange of Debt Securities expressly provided for in the Indenture and rights to receive the principal, premium, if any, and interest, if any, on the Debt Securities) when all such Debt Securities have been delivered to the Trustee for cancellation or have become due and payable or will upon Stated Maturity or redemption within one year become due and payable and the Company has irrevocably deposited with the Trustee (as trust funds for the purpose) an amount in the currency or currencies, currency unit or composite currency sufficient to pay and discharge the entire indebtedness on such Debt Securities as described below.

     The Prospectus Supplement relating to the Debt Securities of any series will state if any additional defeasance provisions will apply to the Debt Securities of such series.


     DEFEASANCE AND DISCHARGE

     The Indenture provides, with respect to the Debt Securities of any series to the extent established in the terms thereof, that the Company will be deemed discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series, to maintain paying agencies and hold moneys for payment in trust) upon the deposit with the Trustee, in trust, cash or U.S. Government Obligations (as defined in the Indenture), which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal of (and premium, if any) and each installment of interest and any mandatory sinking fund payments in respect of the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities of such series. Such option may be exercised only if, among other things, the Company has delivered to the Trustee an opinion of independent counsel to the effect that, among other things, there has been a change in federal income tax law or the judicial interpretation thereof, or there has been published by, or the Company has received from, the Internal Revenue Service a ruling to the effect that, in each case, such a discharge will not be deemed, or result in, a taxable event with respect to the holders of the Debt Securities of such series. (Section 403)


     DEFEASANCE OF CERTAIN COVENANTS

     The Indenture provides, with respect to the Debt Securities of any series to the extent established in the terms thereof, that the Company may omit to comply with certain restrictive covenants applicable to such Debt Securities and that such omissions shall not be deemed to be Events of Default under the Indenture and the Debt Securities of such series if the Company deposits with the Trustee, in trust, cash or U.S. Government Obligations which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay principal (and premium, if any) and interest and any mandatory sinking fund payments in respect of the Debt Securities on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities of such series. The Company will also be required to deliver to the Trustee, among other things, an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit and defeasance had not occurred. (Section 1008)


MODIFICATION OF THE INDENTURE


     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected by such modification or amendment; provided that no such modification or amendment, without the consent of the holders of each of the Debt Securities affected thereby, may (i) change the stated maturity of the principal of, or waive a default in the payment of the principal of or interest on, any Debt Security, or reduce the principal amount thereof or any premium or interest thereon or the rate of interest thereon or any premium payable upon the redemption thereof, or reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the terms of the Indenture, or change any place of payment where any Debt Security or any premium or interest thereon is payable, change the currency in which a Debt Security or any premium or interest therein is payable or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date, or, in the case of repayment at the option of the holder, on or after the date fixed for repayment); (ii) reduce the percentage in principal amount of the outstanding

Debt Securities of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any amendment or waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture; (iii) modify any of the provisions relating to supplemental indentures, waiver of past defaults or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Debt Security affected thereby; (iv) in the case of any subordinated Debt Securities, modify any of the provisions in the Indenture relating to subordination or to the definition of "Senior Indebtedness" in a manner adverse to the holders of such subordinated Debt Securities; or (v) effect certain other changes. (Section 902)


     Modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of any holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another entity to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the Debt Securities as obligor under the Indenture; (ii) to add to the covenants of the Company for the benefit of the holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in the Indenture; (iii) to add additional Events of Default; (iv) to add or change any provisions of the Indenture to such extent as shall be necessary to permit or facilitate the issuance of Debt Securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of Debt Securities in uncertificated form; (v) to add to, change or eliminate any of the provisions of the Indenture in respect of one or more series of Debt Securities, provided that any such addition, change or elimination (1) shall neither (A) apply to any Debt Security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (B) modify the rights of the holder of any such Debt Security with respect to such provision or (2) shall become effective only when there is no such Debt Security outstanding; (vi) to establish the form or terms of Debt Securities of any series as permitted by the Indenture; (vii) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee with respect to the Debt Securities of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one Trustee; (viii) to secure the Debt Securities; (ix) to supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the defeasance, covenant defeasance or satisfaction and discharge of any series of Debt Securities pursuant to the Indenture; provided that any such action shall not adversely affect the interests of the holders of Debt Securities of such series or any other series of Debt Securities; (x) to cure any ambiguity, to correct or supplement any provision in the Indenture which may be inconsistent with any other provision in the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture, provided that such action shall not adversely affect the interests of the holders of Debt Securities of any series;
(xi) to add a guarantor or guarantors for any or all series of Debt Securities; and (xii) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended. (Section 901)


CONCERNING THE TRUSTEE

     The Company may maintain banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business.



GOVERNING LAW

     The Indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws.



                             PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities through one or more underwriters or dealers, directly to a limited number of purchasers or to a single purchaser, through agents or through a combination of any such or other methods. The Prospectus Supplement with respect to a series of Debt Securities will set forth the terms of the offering of the Debt Securities, including the name or names of any underwriters, the purchase price of the Debt Securities and the proceeds to the Company from such sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Only underwriters named in the Prospectus Supplement are deemed to be underwriters in connection with the securities offered thereby.

     If underwriters are used in the sale, the Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Debt Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Debt Securities will be named in the Prospectus Supplement relating to such offering and, if in an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Debt Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Debt Securities if any are purchased.

     In connection with the sale of Debt Securities, underwriters or agents may receive compensation from the Company or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the related Prospectus Supplement.

     The Debt Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Debt Securities in respect of which this Prospectus is delivered is named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Debt Securities shall not be prohibited at the time of delivery under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.


     Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution by the Company with respect to payments they may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

     The Debt Securities may or may not be listed on a national securities exchange or quoted on the Nasdaq National Market System. No assurances can be given that there will be an active trading market for the Debt Securities.

     If underwriters or dealers are used in the sale, until the distribution of the Debt Securities is completed, rules of the Commission may limit the ability of any such underwriters and selling group members to bid for and purchase the Debt Securities. As an exception to these rules, representatives of any underwriters are permitted to engage in certain transactions that stabilize the price of the Debt Securities. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Debt Securities. If the underwriters create a short position in the Debt Securities in connection with the offerings, I.E., if they sell more Debt Securities than are set forth on the cover page of the Prospectus Supplement, the representatives of the underwriters may reduce that short position by purchasing Debt Securities in the open market. The representatives of the underwriters may also elect to reduce any short portion by exercising all or part of any over-allotment option described in the Prospectus Supplement. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The Company makes no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Debt Securities. In addition, the Company makes no representation that the representatives of any underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS


     Certain legal matters in connection with this offering will be passed upon for the Company by Kennedy Covington Lobdell & Hickman, L.L.P., 100 North Tryon Street, Charlotte, North Carolina 28202. Clarence W. Walker, a partner in the firm of Kennedy Covington Lobdell & Hickman, L.L.P., is a member of the Board of Directors of the Company. As of February 15, 1999, partners, counsel and associates of Kennedy Covington Lobdell & Hickman, L.L.P. and their spouses and minor children beneficially owned an aggregate of 115,545 shares of common stock of the Company (which includes 56,488 shares subject to options that are presently exercisable or exercisable within 60 days).


                                    EXPERTS


     The financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for its fiscal year ended
September 30, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.

--------------------------------------------------------------------------------
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FEBRUARY   , 1999



                       [OAKWOOD HOMES LOGO APPEARS HERE]




                           OAKWOOD HOMES CORPORATION


                                  $

                               % SENIOR NOTES DUE






                          --------------------------
                             PROSPECTUS SUPPLEMENT
                          --------------------------

                     NATIONSBANC MONTGOMERY SECURITIES LLC


                       FIRST UNION CAPITAL MARKETS CORP.


                              MERRILL LYNCH & CO.



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is an itemized statement of expenses of the Registrant in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimates except for the SEC registration fee.




            SEC registration fee .......................  $  118,000.00
            Accounting fees and expenses ...............      75,000.00
            Legal fees and expenses ....................      80,000.00
            Blue Sky fees and expenses .................       5,000.00
            Trustee's, transfer agent's and registrar's fees  30,000.00
            Rating Agency fees .........................     120,000.00
            Printing and engraving expenses ............      50,000.00
            Miscellaneous ..............................      22,000.00
                                                          -------------
            Total Expenses .............................  $  500,000.00
                                                          =============



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Sections 55-8-51 through 55-8-56 of the North Carolina Business Corporation Act (the "Act") provide, in substance, that North Carolina corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any such proceedings.

     Section 9.5 of the Registrant's Bylaws provides that a director of the Registrant shall have the right to be indemnified by the Registrant against expenses, including reasonable attorneys' fees, incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether or not brought by or on behalf of the Registrant, arising out of his or her status as such director or as an officer, employee or agent of the Registrant and against any liability incurred by him or her, including without limitation, satisfaction of any judgment, money decree, fine, penalty or settlement, for which he or she may have become liable in connection with any such action, suit or proceeding. The Bylaws further contemplate that the indemnification provisions permitted thereunder are not exclusive of any other rights to which such person may be entitled apart from the provisions of the Bylaws, and shall not be limited by the provisions for indemnification in Sections 55-8-51 through 55-8-56 of the Act or any successor statutory provisions.

     Section 55-8-57 of the Act also permits a corporation to purchase and maintain insurance on behalf of its directors and officers against liabilities which they may incur in their capacities as such, whether or not the corporation would have the power to indemnify them under other provisions of the statute. The Registrant has purchased insurance to provide for indemnification of directors and officers.

     Paragraph 11 of the Registrant's Articles of Incorporation provides that a director of the Registrant shall have no personal liability arising out of any action for monetary damages for breach of his or her duty as a director to the full extent permitted by the laws of the State of North Carolina.

     Reference is made to the proposed form of Underwriting Agreement filed as
Exhibit 1.1 to this Registration Statement, pursuant to which the underwriters thereunder may, under certain circumstances, indemnify the directors and officers of the Company from certain liabilities arising out of the offering of the securities sold thereunder, including liabilities under the Securities Act of 1933, as amended.

ITEM 16. EXHIBITS.




  1.1        Form of Underwriting Agreement (filed herewith).
  4.1        Form of Indenture (filed herewith).
  5.1        Opinion of Kennedy Covington Lobdell & Hickman, L.L.P. with respect to legality (previously filed).
 12.1        Computation of Ratios of Earnings to Fixed Charges (filed herewith).
 23.1        Consent of PricewaterhouseCoopers LLP (filed herewith).
 23.2        Consent of Kennedy Covington Lobdell & Hickman, L.L.P. (included as part of Exhibit 5.1) (previously filed).
 24.1        Power of Attorney (previously filed).
 25.1        Form T-1 Statement of Eligibility and Qualification Under the Trust Indenture Act of 1939 (filed herewith)



ITEM 17. UNDERTAKINGS.

     (a) Undertaking in respect of Rule 415.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Undertaking in respect of incorporation by reference.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (c) Undertaking in respect of Rule 430A.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (d) Undertaking in respect of qualification of trust indentures.

     The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act of 1939.

     (e) Undertaking in respect of indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Greensboro, North Carolina, on February 22, 1999.

                                       OAKWOOD HOMES CORPORATION


                                      By: /s/ ROBERT A. SMITH
                                          ------------------------------------

                                          NAME:  ROBERT A. SMITH
                                          TITLE: EXECUTIVE VICE PRESIDENT AND
                                                 CHIEF FINANCIAL OFFICER


     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.





               SIGNATURE                                  CAPACITY                         DATE
---------------------------------------  ------------------------------------------ ------------------
  *                                      Director and Chairman and Chief            February 22, 1999
 ----------------------------------      Executive Officer (Principal
 NICHOLAS J. ST. GEORGE                  Executive Officer)


 /s/ ROBERT A. SMITH                     Executive Vice President and Chief         February 22, 1999
 ----------------------------------      Financial Officer (Principal Financial
 ROBERT A. SMITH                         Officer)


 /s/ LISA K. CARTER                      Vice President and Controller (Principal   February 22, 1999
 ----------------------------------      Accounting Officer)
 LISA K. CARTER

 /s/ WILLIAM G. EDWARDS                  Director                                   February 22, 1999
 ----------------------------------
 WILLIAM G. EDWARDS

  *                                      Director                                   February 22, 1999
 ----------------------------------
 DENNIS I. MEYER

  *                                      Director                                   February 22, 1999
 ----------------------------------
 KERMIT G. PHILLIPS, II

  *                                      Director                                   February 22, 1999
 ----------------------------------
 ROGER W. SCHIPKE

  *                                      Director                                   February 22, 1999
 ----------------------------------
 LANTY L. SMITH

  *                                      Director                                   February 22, 1999
 ----------------------------------
 SABIN C. STREETER

  *                                      Director                                   February 22, 1999
 ----------------------------------
 FRANCIS T. VINCENT, JR.

  *                                      Director                                   February 22, 1999
 ----------------------------------
 CLARENCE W. WALKER

  *                                      Director                                   February 22, 1999
 ----------------------------------
 H. MICHAEL WEAVER



*By: /s/ MYLES E. STANDISH
     ------------------------------
     MYLES E. STANDISH

                                ATTORNEY-IN-FACT